UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2008

APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-147414	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

On November 14, 2008, we caused one of our subsidiaries (the “purchasing subsidiary”) to enter into a series of assignment of contracts (the “Assignment Contracts”) with a subsidiary of Apple REIT Eight, Inc. (“Apple Eight”) which resulted in our purchasing subsidiary becoming the purchaser under three purchase contracts, as amended, for the potential acquisition of four hotels. The table below describes the hotels:

Hotel Location	Franchise (a)	Seller	Number of Rooms (a)	Purchase Price		Date of Purchase Contract
Orlando, Florida	Fairfield Inn & Suites	Grove Street Orlando, LLC	200	(b	)	9/27/2007
Orlando, Florida	SpringHill Suites	Grove Street Orlando, LLC	200	(b	)	9/27/2007
Baton Rouge, Louisiana	SpringHill Suites	Viking Fund Baton Rouge (LA), LLC	119	$15,100,000		12/14/2007
Rochester, Minnesota	Hampton Inn & Suites	Viking Fund Rochester (MN), LLC	124	14,136,000		1/25/2008

TOTAL			643	$84,036,000

Notes:

(a)	These hotels are currently under construction. The table shows the expected number of rooms upon hotel completion and the expected franchise.
(b)	These two hotels are covered by the same purchase contract with a purchase price of $54,800,000.

Under the terms and conditions of the Assignment Contracts, Apple Eight assigned to our purchasing subsidiary all of its rights and obligations under these purchase contracts. No consideration or fees were paid to Apple Eight for the assignment of the purchase contracts under the Assignment Contracts except for the reimbursement payment of the following: (i) initial deposits totaling $1.2 million made by Apple Eight; and (ii) transaction costs totaling approximately $64,000 paid by Apple Eight to third parties. The reimbursement payments do not constitute or result in a profit for Apple Eight. Apple Eight has the same Chairman and Chief Executive Officer as us, Glade M. Knight.

The sellers do not have any material relationship with us or our subsidiaries, other than through the purchase contracts. The initial deposits made by Apple Eight under the purchase contracts were $1,000,000 for the two Orlando, Florida properties and $100,000 for each of the properties located in Baton Rouge, Louisiana and Rochester, Minnesota.

The reimbursement of the initial deposits to Apple Eight was funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the purchase price under each of the purchase contracts will be funded, if a closing occurs, by proceeds from the Company’s ongoing offering of Units.

In the event our purchasing subsidiary terminates a purchase contract before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposit under that contract to the seller. If a closing occurs under a purchase contract, the deposit will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and are not currently satisfied. They include but are not limited to the following: the sellers having performed and complied in all material respects with the covenants under the purchase contracts; the completion of the construction of the hotels; all third party consents having been obtained; and the existing management and franchise agreements shall have been assigned or terminated by the sellers and new management and franchise agreements shall have been executed by one of our subsidiaries. If any of the closing conditions under the purchase contracts are not satisfied by the sellers, our purchasing subsidiary may terminate a purchase contract and receive a refund of the deposit.

Accordingly, as of the date of this report and until the closing of the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire any of the hotels.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

November 17, 2008

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